Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
(713) 358-6430

CARRIZO OIL & GAS ANNOUNCES CLOSING OF DELAWARE BASIN ACQUISITION

HOUSTON, August 11, 2017 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced that it has completed the closing of the transactions contemplated by the purchase and sale agreement with ExL Petroleum Management, LLC and ExL Petroleum Operating Inc. (together, “ExL”). At closing, Carrizo purchased approximately 16,508 net acres located in the Delaware Basin in Reeves and Ward Counties, Texas. The previously-announced aggregate consideration for the transaction is approximately $648 million in cash, which includes the $75.0 million performance deposit previously paid by the Company, subject to customary purchase price adjustments. As previously disclosed, the Company has also agreed to pay an additional $50.0 million per year if the average daily closing spot West Texas Intermediate crude oil price as measured by the U.S. Energy Information Administration (the “EIA WTI average price”) is above $50/Bbl for any of the calendar years of 2018, 2019, 2020, and 2021, with such payments due on January 29, 2019, January 28, 2020, January 28, 2021, and January 28, 2022, respectively. This payment will be zero for the respective year if the EIA WTI average price is $50/Bbl or below for any of such years, and is capped at and will not exceed $125.0 million.

The assets are currently producing approximately 9,500 Boe/d (48% oil, 67% liquids) from 14 gross wells, including two that are still cleaning up. The frac crew returned to the assets this week and has begun completing the Christian 2 1H well. Of the five rigs currently operating on the ExL assets, four are expected to be released after their current well. Carrizo has contracted for two newer-vintage rigs to arrive at the acreage, with the first scheduled for later this month.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Delaware Basin in West Texas, the Niobrara Formation in Colorado, the Utica Shale in Ohio, and the Marcellus Shale in Pennsylvania.

Statements in this release that are not historical facts, including but not limited to those related to the ExL acquisition (including purchase price, benefits and effects thereof), the estimated production results of the ExL properties, and the results, benefits and timing thereof, rigs on acquired properties, capital requirements, capital expenditure and other spending plans, guidance, effects of transactions, the timing, levels of and potential production, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, development plans, growth, use of proceeds, the company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the company’s strategies and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding purchase price and other adjustments, integration and other risks of acquisitions, actions by ExL in the ExL acquisition, actions by sellers and buyers, expectations of buyers of assets, failure to enter into any agreements for asset sales or to consummate such transactions, market conditions, risks regarding financing, capital needs, evaluations by lenders under our revolving credit facility, other actions by lenders, title issues, well costs, estimated recoveries, pricing and other factors affecting average well returns, results of wells and production testing, failure of actual production to meet expectations, the uncertainty of reserve information and future net revenue estimates, performance of rig operators and uses, changes in commodity prices, spacing test results, availability of gathering systems, costs of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the company’s Form 10-K for the year ended December 31, 2016 and its other filings with the U.S. Securities and Exchange Commission.